EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT is made and entered into this 28th day of March, 2013, by and between NewMarket Corporation, a Virginia corporation, 330 South Fourth Street, Richmond, Virginia 23219 (hereinafter called "NewMarket"), and Mr. C.S. Warren Huang (hereinafter called "Huang").

WITNESSETH:

1. NewMarket hereby retains Huang to provide counsel and assistance to NewMarket in support of its businesses and in particular, Afton Chemical Corporation. Through the period of this Agreement, Huang will devote his best efforts in the interest of NewMarket to perform these services. During the term of this Agreement, NewMarket will provide Huang an office within its Headquarters complex; however, Huang is not required to perform his services or maintain minimum office hours from this location.

2. For the services rendered hereunder, NewMarket shall pay Huang and Huang hereby accepts the compensation therefore the annual amount of $140,000, which payments will be made in monthly installments in arrears, less withholdings for applicable income taxes.

3. NewMarket will reimburse Huang for his reasonable traveling and miscellaneous expenses incurred in the performance of his services hereunder, provided that such expenses shall be approved by the President of NewMarket.

4. NewMarket may terminate this Agreement immediately upon written notice to Huang in the event of any material breach of this Agreement.

5. Any and all inventions, discoveries, improvements, ideas, processes, methods, formulae and modifications made or conceived by Huang during the term of this Agreement as the direct or indirect result of the services rendered hereunder shall become the exclusive property of NewMarket, and Huang will promptly disclose to NewMarket and upon its request assign to it any and all inventions, discoveries, improvements, ideas, processes, methods, formulae and modifications without further compensation or remuneration. Huang agrees to execute from time to time during or after the term hereof such documents as NewMarket may consider necessary to secure to it the benefits under this Agreement.

6. For a period of ten years from the date of this Agreement, Huang agrees that he will maintain in confidence and will not disclose to anyone other than the officers and duly authorized employees and representatives of NewMarket, except with the prior written permission of NewMarket, any information that may be obtained by him from NewMarket or from others in the course of his duties hereunder with respect to the conduct and details of the business or the processes, formulae, compounds, equipment, machinery, appliances, "know how" and arts used or usable by NewMarket in its business or in its research and development activities, or any other knowledge or information so obtained of whatever character. Huang agrees to execute a Patent and Confidentiality Agreement and Conflict of Interest statement as part of this Agreement.

7. Huang shall have no authority to enter any contract or agreement on NewMarket's behalf and shall make no warranties or representation regarding NewMarket's products without the prior written consent of NewMarket.

8. During the term of this Agreement, Huang agrees that he will not act on behalf of any other party on matters involving use of information obtained from NewMarket or involving any conflict with work performed by NewMarket.

9. During the term of this Agreement, Huang will not: (i) personally engage in Competitive Activities (as defined below) or (ii) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Huang's purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as Huang's equity interest in any such company is less than a controlling interest. For purposes of this Agreement, "Competitive Activities" means, business activities relating to products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of NewMarket and its subsidiaries including Afton Chemical Corporation.

10. The term of this Agreement shall commence on April 1, 2013, and shall terminate on March 31, 2016, without further notice, unless it is extended by the mutual consent of NewMarket and Huang.

11. All data, studies and reports generated by Huang shall be the exclusive property of NewMarket. Huang shall deliver to NewMarket within fourteen days after termination of this Agreement, all books and records (including any and all proprietary and confidential information) belonging to NewMarket or received by Huang pursuant to the terms of this Agreement.

12. This Agreement is personal to Huang and may not be assigned or otherwise transferred by Huang.

13. There are no other agreements or understandings verbal or in writing, between the parties hereto regarding the subject matter of this Agreement or any part thereof.

14. The obligations of Huang under Sections 6, 7 and 11 shall survive termination of this Agreement.

15. With the exception of any pension benefits or medical subsidy provided as a result of retirement from NewMarket, Huang shall not be eligible to participate in any of the NewMarket pension or welfare benefit programs during the term of this Agreement.

16. This Agreement shall be construed and interpreted under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, NewMarket Corporation has caused this instrument to be signed in its name by its President, and C.S. Warren Huang has hereunto set his hand all as of the day and year first above written.

NEWMARKET CORPORATION

By: /s/ Thomas E. Gottwald

Thomas E. Gottwald

President

/s/ C.S. Warren Huang

C.S. Warren Huang